Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-113848, No. 333-07785, No. 333-65452, and No. 333-92403), Form S-3 (No. 333-45294 and No. 333-88540) and Form S-1 (No.333-89958) of A.D.A.M., Inc. of our report dated March 25, 2004, relating to the financial statements, which appears in this Form 10-KSB.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
March 29, 2005